Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY, AUGUST 8, 2011

MHI HOSPITALITY CORPORATION COMPLETES $7.5 MILLION, 5.25 PERCENT, SECURED DEBT FINANCING

Williamsburg, VA – August 8, 2011 – MHI Hospitality Corporation (NASDAQ: MDH) (the “Company”) today announced that it has successfully executed a new $7.5 million secured loan with the Bank of Georgetown collateralized by a first mortgage on the Holiday Inn Laurel West Hotel in Laurel, Maryland. The loan carries a term of ten years, with an annualized interest rate of 5.25% for the first five years, converting to the greater of 5.25% or 300 basis points over the 5-year U.S. Treasury Index for the remaining five years. Proceeds from the loan will be used to pay down indebtedness under the Company’s existing credit facility.

Andrew M. Sims, Chief Executive Officer of the Company, commented, “This is the first step in our strategy to replace floating-rate corporate debt with fixed-rate mortgage debt and take advantage of the attractive interest rate environment, positioning our balance sheet for long-term stability.”

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,110 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. The Company also has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Contact at the Company:

Scott Kucinski

Director - Investor Relations

(757) 229-5648